Exhibit 99.5

Q&A

Contents

Top Questions	1
Strategic Rationale	4
Company Strategy	6
Financial Community — Tender Offer Terms, Transaction Structure, Timeline, Process	7
Financing	8
Employees, Trade Union	8
Politicians	10
Customers, Business Partners, Suppliers	11

Top Questions

1.              How was the offer price determined?

•                  There were a number of factors considered including current financial position and outlook of the company, the technology roadmap of the company, the dynamic and highly competitive industry, macroeconomic environment, strategic area of focus and historical valuations as well as other factors.

•                  €6.00 per share of AIXTRON represents an enterprise value of approx. €488m. Total transaction value is approximately €670m.

•                  The consideration offered for the approximately 112 million company shares will be a cash consideration. It represents 50.7% premium in regards to the three-month volume weighted average share price prior to the announcement.

2.              What other options did AIXTRON consider in addition to a sale to Fujian Grand Chip Investment Fund LP’s indirect wholly owned subsidiary, Grand Chip Investment GmbH (GCI)?

•                  We are constantly assessing all strategic options towards a sustainable development of our business.

•                  We believe that this is the best option for shareholders and employees and will support AIXTRON’s strategy and future.

•                  The planned transaction enables profitable growth across all our technology areas due to a strong partner.

3.              Is this the best offer? Do you think that Fujian Grand Chip Investment Fund LP (FGC) will consider increasing the offer price?

•                  We had thorough negotiations with FGC on this subject and firmly believe that the offer price represents a fair price. This offer represents 50.7% premium in regards to the three month volume weighted average share price prior to the announcement.

•                  The Executive and Supervisory Boards support the takeover offer by FGC, and intend to tender their shares.

4.              Will AIXTRON be delisted if the transaction succeeds?

•                  At this point in time, it is too early to say.

5.              Will AIXTRON be excluded from major indices such as the TecDAX?

•                  This is too early to say as this is dependent on trading volumes and market capitalization.

•                  Due to a lower free float, trading volumes might be lower going forward.

6.              Who is the acquirer?

•                  The acquirer is a special purpose investment vehicle, Grand Chip Investment GmbH, specifically established for this transaction by the Fujian Grand Chip Investment Fund LP (FGC), a Chinese investment fund.

•                  The following parties are primarily involved:

•                  The Fujian Grand Chip Investment Fund LP (FGC) is a Chinese investment fund which is controlled and managed by Mr. Zhendong Liu, FGC’s Managing Partner. Mr. Liu is a Chinese businessman and private investor.

•                      FGC has agreed that:

•                  AIXTRON’s legal domicile and headquarters will remain in Herzogenrath, Germany.

•                  R&D competency, as well as AIXTRON’s existing technology will be maintained at the existing technology centers.

•                  FGC will maintain and potentially expand the existing global set up with three leading technology hubs in Germany, the United Kingdom and the United States, leveraging their close proximity to leading high tech eco-systems and the core markets for AIXTRON’s technology.

•                  FGC and AIXTRON view the transaction as an opportunity for growth and expansion of the Company and its workforce. The transaction is not directed towards cost reductions or layoffs to the detriment of AIXTRON’s personnel.

•                  FGC has full trust and confidence in the current members of the AIXTRON Management Board and has no intention to support any action aiming at the removal of its current members or the termination of any corresponding service agreement.

7.              Is this a classic case of the Chinese absorbing German technology and R&D and moving the business to China permanently?

•                  FGC has committed to maintain AIXTRON’s R&D competency, as well as existing technology, at the existing technology centers.

•                  FGC intends to grow AIXTRON’s business profitably through strategic growth projects — R&D is one of the most important elements.

8.              The company has not been performing well for many years, is this the only option for survival?

•                  We are constantly assessing our strategic options and are convinced that this is the best option for shareholders, employees, customers and for securing the future of AIXTRON.

•                  We believe this transaction will provide us with the necessary backing in order to drive commercialization of our technologies in changing market conditions.

•                  It is a fair and attractive offer to shareholders and the Executive and Supervisory Boards support this offer.

9.              How many more years is AIXTRON gaining through this takeover?

•                  The transaction will enable profitable growth in all of our technology areas and supports the successful execution of our strategy and technology roadmaps in line with our business plan.

10.       Has FGC made any commitments to maintaining AIXTRON’s locations and jobs?

•                  FGC has agreed that:

•                  AIXTRON’s legal domicile and headquarters will remain in Herzogenrath, Germany.

•                  R&D competency, as well as AIXTRON’s existing technology will be maintained at the existing technology centers.

•                  FGC will maintain and potentially expand the existing global set up with three leading technology hubs in Germany, the United Kingdom and the United States, leveraging their close proximity to leading high tech eco-systems and the core markets for AIXTRON’s technology.

•                  FGC and AIXTRON view the transaction as an opportunity for growth and expansion of the Company and its workforce. The transaction is not directed towards cost reductions or layoffs to the detriment of AIXTRON’s personnel.

•                  FGC has full trust and confidence in the current members of the AIXTRON Management Board and has no intention to support any action aiming at the removal of its current members or the termination of any corresponding service agreement.

11.       Will organizational structures remain in place? Will the CEO remain in place?

•                  FGC intends to maintain and to expand AIXTRON’s current operations and organizational structure to the extent practicably possible. This includes AIXTRON’s international operations and sites.

•                  AIXTRON’s legal domicile and headquarters will remain in Herzogenrath, Germany.

•                  FGC has agreed that it has full trust and confidence in the current members of the AIXTRON Management Board and has no intention to support any action aiming at the removal of its current members or the termination of any corresponding service agreement.

12.       Is FGC planning any restructuring measures?

•                  We have assessed our strategic options and are convinced that this is the best option for shareholders, employees, customers supporting AIXTRON’s strategy and future.

•                  This transaction will provide us with the necessary backing in order to develop positively in changing market conditions. We will gain a better market access in China as well as to further growth markets such as those for MOCVD (Metal Organic Chemical Vapor Deposition) for TFOS (Three Five on Silicon), MOCVD for Optoelectronics, Carbon Nanomaterials, MOCVD for Power Electronics (PE), ALD (Atomic Layer Deposition) for memory and OLED (Organic Light Emitting Diode) Deposition systems.

•                  The transaction will not change our defined strategy. Our business plan remains in place.

•                  Both AIXTRON and FGC view the transaction as an opportunity to grow and expand the Company and its workforce and have agreed that the transaction is not directed towards cost reductions or layoffs to the detriment of AIXTRON’s personnel.

13.       Will AIXTRON’s strategic focus change due to the transaction?

•                  No, it’s the opposite. The transaction is expected to enhance our defined strategy. Our business plan remains in place as well as our focus on returning to profitability and cash surplus.

•                  FGC further intends to promote AIXTRON as one of the top equipment manufacturers for the semiconductor industry and will support AIXTRON in capitalizing on future market opportunities.

•                  This transaction will provide us with the necessary backing in order to develop positively in changing market conditions. We expect to gain market access in China as well as to further growth markets such as those for MOCVD (Metal Organic Chemical Vapor Deposition) for TFOS (Three Five on Silicon), MOCVD for Optoelectronics, Carbon Nanomaterials, MOCVD for Power Electronics (PE), ALD (Atomic Layer Deposition) for memory and OLED (Organic Light Emitting Diode) Deposition systems.

•                  AIXTRON will continue to serve its customers with the highest standard in quality.

•                  IP and data protection will continue to comply with the established highest standards.

Strategic Rationale

General

14.       How is FGC a good fit?

•                  FGC is an excellent fit and is expected to support AIXTRON’s business objectives through commitments for sustainable and profitable growth.

•                  The transaction is expected to provide AIXTRON with a long-term horizon to promote the further development of new products and to enhance its product portfolio.

•                  The transaction is expected to support AIXTRON’s long-term R&D activities to bring new products and technologies to market, support the execution of AIXTRON’s current strategy and technology roadmaps and improve AIXTRON’s ability to compete and grow in China.

15.       Is this just a financial investment by FGC? What strategic advantages do they bring to AIXTRON?

•                  The transaction will:

•                  Provide opportunities to better access growth markets such as those for MOCVD (Metal Organic Chemical Vapor Deposition) for TFOS (Three Five on Silicon), MOCVD for Optoelectronics, Carbon Nanomaterials, MOCVD for Power Electronics (PE), ALD (Atomic Layer Deposition) for memory and OLED (Organic Light Emitting Diode) Deposition systems.

•                  Provide the required commitments with the necessary backing in order to develop positively in changing market conditions.

•                  Support AIXTRON’s long-term R&D activities to promote the further development of new products and to enhance the company’s portfolio.

•                  Support the execution of AIXTRON’s current strategy and technology roadmaps in line with the business plan in order to best serve its customers.

•                  Improve AIXTRON’s ability to compete and grow in China.

16.       How is this transaction expected to provide growth for AIXTRON in China?

•                  The transaction will improve our ability to compete and grow in China and allow AIXTRON to firmly establish itself as a significant supplier to the Chinese market.

Market Access

17.       Is this deal only about gaining market access?

•                  Market access to China is one important aspect. Nonetheless, the transaction is also expected to:

•                  Provide opportunities to better access growth markets such as those for MOCVD (Metal Organic Chemical Vapor Deposition) for TFOS (Three Five on

                        Silicon), MOCVD for Optoelectronics, Carbon Nanomaterials, MOCVD for Power Electronics (PE), ALD (Atomic Layer Deposition) for memory and OLED (Organic Light Emitting Diode) Deposition systems.

•                  Provide the required commitments to enhance AIXTRON’s development in changing market conditions to secure its current employee base.

•                  Support AIXTRON’s long-term R&D activities to promote the further development of new products and to enhance the company’s portfolio.

•                  Support the execution of AIXTRON’s current strategy and technology roadmaps in line with the business plan in order to best serve its customers.

•                  Improve AIXTRON’s ability to compete and grow in China.

18.       What markets are you expecting to tap into / how large is the potential addressable market?

•                  It is less about the markets that we will tap into but more so about the execution on the potential of certain technology areas that we expect to be able to exploit in the next five years.

•                  We are expecting to tap into significant growth potential in the next five years particularly in the areas of MOCVD TFOS, MOCVD PE, Carbon Nanomaterials or OLED deposition equipment.

19.       You already have access to the Chinese market through your sales, services and application lab locations there. What specifically will FGC bring to the table?

•                  The transaction will:

•                  Provide opportunities to better access growth markets such as those for MOCVD (Metal Organic Chemical Vapor Deposition) for TFOS (Three Five on Silicon), MOCVD for Optoelectronics, Carbon Nanomaterials, MOCVD for Power Electronics (PE), ALD (Atomic Layer Deposition) for memory and OLED (Organic Light Emitting Diode) Deposition systems.

•                  Provide the required commitments to to develop positively in changing market conditions

•                  Support AIXTRON’s long-term R&D activities to promote the further development of new products and to enhance the company’s portfolio.

•                  Support the execution of AIXTRON’s current strategy and technology roadmaps in line with the business plan in order to best serve its customers.

•                  Improve AIXTRON’s ability to compete and grow in China.

20.       How are the markets developing / what market trends are you expecting to benefit from?

•                  Overall, we are seeing a shift to high volume manufacturing over a number of different industries, R&D investments continue to rise, consumer electronics driving demand particularly in China and increasing manufacturing activities out of China.

•                  Technology innovation and disruptive cycles requiring timely execution from R&D into high-volume manufacturing environment.

•                  We are expecting to benefit particularly from developments in the MOCVD applications market, which is estimated to grow to 1 billion USD by 2020 (Gartner: Dec 2015).

21.       How do you see the OLED market developing?

•                  The OLED market is seeing some positive developments as companies such as Samsung and LG continue to invest heavily in this technology. OLED therefore continues to have potential for us.

•                  In the future, we believe OLEDs will play a stronger role in large displays, such as televisions. To achieve the cost efficient production of large displays, the industry needs to see a strong decrease in manufacturing cost. Our OLAD tool is targeting for the large display markets.

22.       In which markets have you been successful in the past? Where is your expertise?

•                  We have a proven track-record in the technology areas MOCVD for optoelectronic components including LEDs as well as in ALD for Memory with a combined equipment revenue contribution of c. EUR 115.7m or 59% in 2015.

23.       How are you performing in comparison to competitors?

•                  In the MOCVD markets we hold, depending on the end-applications, either number one or number two positions.

•                  The recent trend in revenues and order intake in the MOCVD area is promising and market share is improving — however still on a low level.

Investments

24.       What investment volume is FGC planning on providing AIXTRON and in what areas?

•                  FGC is committed to support AIXTRON’s business growth, for example through:

•                  R&D and engineering, for example, in new developments of MOCVD and other complex material deposition equipment to drive product development.

•                  Recruiting qualified and “best in class” employees.

•                  M&A in order to strengthen AIXTRON’s portfolio.

25.       How much did AIXTRON invest in R&D in the past?

•                  2011-2015 (last five years) EUR 302.5m

26.       How much is FGC planning to invest in R&D? Where will these investments occur — in Europe or in China?

•                  FGC is expected to support AIXTRON’s long-term horizon to promote the further development of R&D activities, new products and to enhance the product portfolio.

•                  Particularly in the technology area of MOCVD TFOS and OLED, investments are expected to drive growth within the next five years.

Company Strategy

27.       Will AIXTRON continue pursuing its current strategy after the transaction?

•                  Yes, AIXTRON will continue to pursue its current strategy and execute on its business plan.

•                  FGC has voiced support for the company’s strategy.

28.       The agreement highlights that you will promote growth of AIXTRON’s workforce by hiring qualified experts on an international scale. How much does AIXTRON expect to spend on acquiring this talent?

•                  At this point in time, it is too early to disclose specific details.

29.       Is FGC planning any further acquisitions?

•                  This is a question that you need to raise with FGC as AIXTRON cannot speak on FGC’s behalf.

Financial Community — Tender Offer Terms, Transaction Structure, Timeline, Process

30.       How does the deal benefit AIXTRON’s shareholders?

•                  The transaction provides an immediate value creation for shareholders with an all cash offer of 6.00 Euros per AIXTRON share.

•                  The offer represents 50.7% premium in regards to the three-month volume weighted average share price prior to the announcement.

31.       What is AIXTRON’s valuation in light of this transaction?

•                  The transaction values AIXTRON at approximately 670m Euros.

32.       Why is the tender offer acceptance threshold only 60%?  Does that mean FGC doesn’t want to dominate the company and delist it?

•                  Both parties are convinced of the strategic benefit of the transaction and the immediate value creation for shareholders.

•                  Hence they have agreed upon a minimum threshold that gives FGC a certain amount of control while at the same time maximizing the chances for a successful transaction.

33.       Is it realistic that FGC could acquire 100% of AIXTRON shares?

•                  We cannot comment on this.

34.       When will the tender offer be launched?

•                  FGC expects the offer to commence in July 2016 after approval of the offer document by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht / BaFin).

35.       Do you expect any regulatory issues?  In what jurisdictions will you have to file?

•                  The offer is subject to regulatory approval with the appropriate bodies in Germany, the United States and China.

•                  We are confident, that all necessary approvals will be achieved.

36.       When do you expect the deal to close? What are the next steps?

•                  FGC expects the deal to close in the second half of 2016 once regulatory approval has been obtained.

•                  Upon approval of the offer document by BaFin FGC will launch the tender offer.

•                  FGC expects the offer for all shareholders of AIXTRON to commence in July 2016.

•                  The acceptance period is 10 weeks.

•                  The 10 weeks is the maximum time allowed for the acceptance period; the satisfaction of other closing conditions, such as obtaining regulatory approvals, could take longer than 10 weeks after the end of the acceptance period.

37.       How long have conversations been ongoing with representatives of FGC?

•                  Contact to representatives of FGC exist since February 2016.

38.       Does AIXTRON management intend to tender their shares?

•                  Yes, the Management Board and Supervisory Board members intend to tender their shares.

•                  Both the Management and Supervisory Boards welcome and support this transaction.

39.       Have GCI/FGC agreed to pay any “break fees” with regard to the offer in the event the offer is not completed under certain circumstances?

•                  Yes, under certain circumstances FGC will be obliged to pay AIXTRON a break fee of 25 million Euros if the takeover offer is not completed.

•                  Details will be provided in the offer document.

40.       Has AIXTRON agreed to pay a “solicitation penalty” under certain circumstances?

•                  Yes, under certain circumstances, AIXTRON may be required to pay GCI 10 million Euros in connection with, among other things, AIXTRON’s solicitation of third party offers.

•                  Details will be provided in the offer document.

Financing

41.       What is the financing structure of the transaction?

•                  Approximately 231 million Euros of equity financing will be provided by FGC.

•                  The remainder of the transaction is to be financed by debt facilities.

42.       Does FGC have committed financing?

•                  We have had intensive discussions with the FGC over the past months.  We are confident that the financing will be in place the latest at the time of the filing of the offer documents.

43.       So, this means that they don’t have committed financing?

•                  Financing is only required to be in place at the time of the filing of the offer documents.  We are confident that the financing will be in place the latest by that time.

44.       A significant portion of the offer will be funded out of debt.  How will AIXTRON service and repay this debt given the negative free cashflow?

•                  There will be no debt pushdown by GCI to AIXTRON.

•                  This fact is also reflected in the agreement. Therefore, no change to AIXTRON’s balance sheet will result from the takeover offer.

Employees, Trade Union

45.       Why do you support this transaction? What does this transaction mean?

•                  We believe that this is the best option for shareholders and employees and will support the future of AIXTRON.

•                  Technology innovation and disruptive cycles requiring timely execution from R&D into high-volume manufacturing environment.

•                  The transaction allows us to address our short term challenges, and to strengthen our long-term future prospects by enabling us to execute on our roadmaps across all our technology areas

•                  FGC is expected to help us in enhancing our potential across all our technology areas. We will gain a better market access in China as well as to further growth markets such as those for MOCVD (Metal Organic Chemical Vapor Deposition) for TFOS (Three Five on Silicon), MOCVD for Optoelectronics, Carbon Nanomaterials, MOCVD for Power Electronics (PE), ALD (Atomic Layer Deposition) for memory and OLED (Organic Light Emitting Diode) Deposition systems.

•                  The transaction is not expected to change our defined strategy. Our business plan remains in place.

46.       Do you anticipate any layoffs or location closures as a result of this announcement?

•                  The transaction is not geared towards any cost cutting initiatives or layoffs to the detriment of AIXTRON’s personnel.

47.       Will there be transfers of manufacturing capacities or functions to China?

•                  This is not planned. Both companies have agreed that:

•                  AIXTRON’s legal domicile and headquarters will remain in Herzogenrath, Germany.

•                  R&D competency, as well as AIXTRON’s existing technology will be maintained at the existing technology centers.

•                  FGC will maintain the three leading technology hubs in Germany, United Kingdom and the United States.

48.       Will the acquirer make any employment or location guarantees prior to or once the transaction closes?

•                  FGC Fund has agreed that:

•                  AIXTRON’s legal domicile and headquarters will remain in Herzogenrath, Germany.

•                  R&D competency, as well as the existing technology of AIXTRON will be maintained at the existing technology centers.

•                  FGC will maintain and potentially expand the existing global set up with three leading technology hubs in Germany, United Kingdom and the United States.

•                  The parties view the transaction as an opportunity for growth and expansion of the Company and its workforce. The transaction is not directed towards cost reductions or layoffs to the detriment of AIXTRON’s personnel.

•                  FGC has full trust and confidence in the current members of the AIXTRON Management Board and has no intention to support any action aiming at the removal of its current members or the termination of any corresponding service agreement.

49.       Is this a classic case of the Chinese absorbing German technology and R&D and moving the business to China permanently?

•                  No, FGC has agreed that AIXTRON’s R&D competency, as well as AIXTRON’s existing technology will be maintained at the existing technology centers.

•                  FGC intends to grow AIXTRON’s business profitably through strategic growth projects — R&D is one of the most important elements.

•                  The transaction is not directed towards cost reductions or layoffs to the detriment of AIXTRON’s personnel.

50.       Is this really the best option for the company? Can we not grow as an independent company?

•                  We assessed strategic options that would ensure sustainability for our business in the future.

•                  We believe this is the best option for shareholders and employees and will support AIXTRON’s strategy and future.

•                  The planned transaction is geared towards profitable growth across our technology areas thanks to a strong partner.

51.       What are the implications for my employment contract?

•                  Nothing will change within your employment contract.

•                  AIXTRON’s employees remain employees of the company.

52.       What will happen to my stock options?

•             In the event that the AIXTRON shares cease to be listed on Frankfurt Stock Exchange, any participant in AIXTRON’s stock options programs will be treated in complete compliance with German corporate and other applicable law.

Politicians

53.       Is regulatory approval necessary? Are there any concerns that approval will not be achieved?

•                  The offer is subject to regulatory approval with the appropriate bodies in Germany, the United States and China.

•                  We are confident that all necessary approvals will be achieved.

54.       Will the presence in Germany be maintained? Will there be any facility closures and/or job losses?

•                  Yes, AIXTRON’s legal domicile and headquarters will remain in Herzogenrath, Germany.

•                  The transaction is not geared towards cost saving initiatives and job cuts to the detriment of AIXTRON’s personnel.

55.       Has FGC made any commitments to maintaining AIXTRON’s locations and jobs?

•                  FGC has agreed that:

•                  AIXTRON’s legal domicile and headquarters will remain in Herzogenrath, Germany.

•                  R&D competency, as well as AIXTRON’s existing technology will be maintained at the existing technology centers.

•                  FGC will maintain and potentially expand the existing global set up with three leading technology hubs in Germany, the United Kingdom and the United States, leveraging their close proximity to leading high tech eco-systems and the core markets for AIXTRON’s technology.

•                  FGC and AIXTRON view the transaction as an opportunity for growth and expansion of the Company and its workforce. The transaction is not directed towards cost reductions or layoffs to the detriment of AIXTRON’s personnel.

•                  FGC has full trust and confidence in the current members of the AIXTRON Management Board and has no intention to support any action aiming at the removal of its current members or the termination of any corresponding service agreement.

56.       Is this a classic case of the Chinese absorbing German technology and R&D and moving the business to China permanently?

•                  No, AIXTRON and FGC have agreed that R&D competency, as well as AIXTRON’s existing technology will be maintained at the existing technology centers.

•                  FGC intends to grow AIXTRON’s business profitably through strategic growth projects — R&D is one of the most important elements.

•                  The transaction is not directed towards cost reductions or layoffs to the detriment of AIXTRON’s personnel.

Customers, Business Partners, Suppliers

57.       How will the transaction affect customers, partners and suppliers?

•                  Business will continue as usual.

•                  We will continue to maintain the high standard of quality that we practice in working together with our customers, partners and suppliers.

•                  Our customers will benefit from an enhanced AIXTRON product portfolio through targeted commitments in R&D and customer support.

•                  IP and data protection will continue to comply with the established highest standards.

58.       What does this transaction mean in the context of data protection, IP and confidentiality?

•                  All customer, supplier and business partner agreements on confidentiality (e.g., NDAs) will remain in place and will continue to be adhered to. Data and intellectual property will remain confidential as determined in our contractual terms and conditions.

•                  Nothing will change in this respect.

59.       How will customers, partners and suppliers benefit from this transaction?

•                  We will continue to maintain the high standard of quality that we practice in working together with our customers, partners and suppliers.

•                  Our customers will benefit from an enhanced AIXTRON product portfolio through targeted commitments in R&D and customer support.

•                  IP and data protection will continue to comply with the established highest standards

•                  Customers and business partners are expected to benefit from AIXTRON being able to continue to execute its current strategy and technology roadmaps in line with our business plan due to this transaction.

•                  The transaction is expected to provide AIXTRON with a long-term horizon to promote the further development of new products and to enhance the company’s portfolio. Customers are therefore expected to benefit from new products and technologies in the mid-term.

60.       Will production now be shifted to China? How will you ensure quality in research and production?

•                  FGC has committed that AIXTRON’s R&D competency, as well as existing technology will be maintained at the existing technology centers. AIXTRON shall further strengthen its technology and IP portfolio which shall remain vested with AIXTRON.

•                  FGC intends to grow AIXTRON’s business profitably through strategic growth projects — R&D is one of the most important elements.

•                  We will continue to maintain the high standard of quality that we practice in working together with our customers, partners and suppliers.

•                  Further international technology hubs may be established.

61.       Due to the transaction will you reevaluate your supplier network? Are you looking to focus on suppliers from China who might be more price competitive?

•                  AIXTRON follows specific guidelines in continuously evaluating its relationships with suppliers.

•                  Manufacturing equipment that fulfils the highest standards of semiconductor production requires reliable components of premier quality. Therefore, building on a sustainable, reliable supply chain is one of our most important tasks.

•                  Our customers expect equipment of highest precision that meets their expectations on high volume manufacturing. Therefore, the qualification of new suppliers takes time in order to be considered and must be aligned with our customer quality standards.

•                  If quality can be met, we will continue to consider qualifying suppliers from China, Asia, Europe or the US.

•                  Business will continue as usual and we are seeking to maintain the good relationships that we have built with our supplier network.

62.       Will my contact at AIXTRON change?

•                  No, your contact at AIXTRON will continue to be available to you.

63.       Will there be any changes to existing contracts?

•                  Business will continue as usual and all existing contracts will remain in place.

Additional information

This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The takeover offer for the outstanding ordinary shares (including ordinary shares represented by American depositary shares) of AIXTRON SE has not commenced. The terms and conditions of the takeover offer will be published in, and the solicitation and offer to purchase ordinary shares (including ordinary shares represented by American depositary shares) will be made only pursuant to the offer document and related offer materials prepared by Grand Chip Investment GmbH and as approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, “BaFin”). Once Grand Chip Investment GmbH has obtained the necessary permission from BaFin, the offer document and related offer materials will be published in Germany and also filed with the U.S. Securities and Exchange Commission (the “SEC”) in a Tender Offer Statement on Schedule TO at the time the takeover offer is commenced. AIXTRON SE intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the takeover offer; in addition, AIXTRON SE’s Management Board and Supervisory Board will  publish a statement pursuant to Sec. 27 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG). The offer document for the takeover offer (in German and in English) containing the detailed terms and conditions of, and other information relating to, the takeover offer will, among other things, be published on the internet at www.grandchip-aixtron.com.

Acceptance of the takeover offer by shareholders that are resident outside Germany and the United States may be subject to further legal requirements. With respect to the acceptance of the takeover offer outside Germany and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.

The Tender Offer Statement (including the offer document, a related letter of transmittal and other related offer materials) and the Solicitation/Recommendation Statement, as they may be amended from time to time, as well as the Management and Supervisory Board’s statement pursuant to Sec. 27 WpÜG will contain important information that should be read carefully before any decision is made with respect to the takeover offer because they, and not this document, will govern the terms and conditions of the takeover offer.  Those materials and other documents filed by Grand Chip Investment GmbH or AIXTRON SE with the SEC will be available at no charge on the SEC’s web site at www.sec.gov.  In addition, Grand Chip Investment GmbH’s Tender Offer Statement and other documents it will file with the SEC will be available at www.grandchip-aixtron.com.

In this document, unless the context otherwise requires, references to “AIXTRON”, “the AIXTRON Group”, the “Group” or “the Company” are to AIXTRON SE and its consolidated subsidiaries. References to “Management” are to the Executive Board of AIXTRON SE.

Cautionary statement regarding forward-looking statements

This document contains forward-looking statements, including statements regarding the expected consummation of the proposed transaction and AIXTRON SE’s future performance, which involves a number of risks and uncertainties, including the satisfaction of closing conditions for the transaction, the possibility that the transaction will not be completed, the failure to retain key AIXTRON SE employees, customers and partners, uncertainty regarding the anticipated benefits of the transaction and the failure of the parties to achieve anticipated goals of the transaction, and other risks and uncertainties discussed in AIXTRON SE’s public filings with the SEC, including the “Risk Factors” section of AIXTRON SE’s Form 20-F filed on February 23, 2016, as well as the offer document to be filed by Grand Chip Investment GmbH, the Solicitation/Recommendation Statement to be filed by AIXTRON SE and the statement pursuant to Sec. 27 WpÜG to be published by AIXTRON SE’s Management and Supervisory Board.  These documents and statement are based on current expectations, assumptions, estimates and projections, and involve known and unknown risks, uncertainties and other factors, many of which are outside the control of AIXTRON SE and Grand Chip Investment GmbH, that may cause results, levels of activity, performance or achievements to be materially different from any future statements.  These statements are generally identified by words or phrases such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may”, “should”, “estimate”, “predict”, “potential”, “continue” or the negative of such terms or other similar expressions.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and you should not place undue reliance on these statements.  AIXTRON SE undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise, unless expressly required to do so by law.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.